Exhibit 2.4

Waiver and Release

WHEREAS, Applied Digital Solutions, Inc. (the “Company”) and VeriChip Corporation (“VeriChip”) are parties to that certain Exchange Agreement, dated as of June 9, 2005 (the “Exchange Agreement”).

WHEREAS, the Company desires to waive certain of its rights, and release VeriChip from certain of its obligations, under the Exchange Agreement pursuant to Section 11 thereof.

NOW, THEREFORE, for good and valuable consideration, the receipt, legal sufficiency, and reasonably equivalent value of which, are hereby mutually acknowledged, the parties, intending to be legally bound, agree as follows:

1.	The Company hereby waives any rights it may have in or to the Supply and License Agreement, or the Amended Supply and License Agreement, pursuant to the terms of the Exchange Agreement.

2.	The Company hereby releases VeriChip from any obligations it may have pursuant to Section 3 of the Exchange Agreement.

3.	Except as amended or waived hereby, the terms of the Exchange Agreement shall remain in full force and effect.

Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Exchange Agreement.

APPLIED DIGITAL SOLUTIONS, INC.

By:	/S/ EVAN C. MCKEON
Name:	Evan C. McKeon
Title:	Chief Financial Officer

ACCEPTED AND AGREED TO:

VERICHIP CORPORATION

By:	/S/ KEVIN MCLAUGHLIN
Name:	Kevin McLaughlin
Title:	Chief Executive Officer